ADMINISTRATIVE SERVICES CONTRACT

THIS AGREEMENT made the 1st of January, 2004 between, U.S. GEOTHERMAL INC. (the "Company") of 910 - 885 Dunsmuir Street, Vancouver, British Columbia, V6C 1N5 and NEW DAWN HOLDINGS LTD., ("NDH") of 910 - 885 Dunsmuir Street, Vancouver, British Columbia, V6C 1N5.

R.1    Whereas the Company wishes to retain NDH to provide services with respect to the administrative and corporate affairs of the Company;

R.2    Whereas NDH is a professional administration and corporate services company;

R.3    Whereas NDH has agreed to provide its administrative and corporate services to the Company on the terms and subject to the conditions hereinafter set forth.

WITNESS THAT in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do covenant and agree each with the other as follows:

APPOINTMENT

          1.    The Company hereby appoints NDH and NDH hereby accepts such appointment to provide Administrative Services to the Company for an initial term of one (1) year from the date of this Agreement, and thereafter annually, SUBJECT ALWAYS to the direction and supervision of the Board of Directors and the management of the Company, PROVIDED HOWEVER, that either the Company or NDH may terminate this Agreement by giving one (1) months' written notice thereof to the other party.

          2.    NDH covenants and agrees to provide the services hereunder in a faithful and diligent manner.

ADMINISTRATIVE SERVICES.

          3.    NDH hereby agrees to provide to the Company general office facilities and, in connection therewith, the following services (herein collectively referred to as the "Administrative Services"):

  General office administration and secretarial services; as required;

  Accounting services, including compilation of the Company's unaudited financial statements from financial information provided by the Company and it’s subsidiaries, and the filing of the quarterly report form 61 with Sedar. Sedar costs are for the account of the Company.
  General liaison with the Company's professional representatives; including local dissemination of the Company’s News Releases.

  General supervisory and integration services in connection with the administrative affairs of the Company's subsidiaries, affiliates and associated companies, if any, in accordance with the direction of the Company's management.
CORPORATE SERVICES.

          4.    NDH agrees to provide, at the Company's request, the following additional services (herein collectively referred to as the "Corporate Services"):

  Liaison with the Company's representatives on matters other than of a general administrative nature;

  Shareholder relation services, (other than of a general administrative nature,) including, without limitation, preparation and dissemination of communications to shareholders or potential shareholders of the Company;

  Such further and other corporate services as the Company may, from time to time, request.

REMUNERATION.

          5.    The Company hereby agrees to pay to NDH during the currency of this Agreement, as remuneration for the provision of the "Administrative Services", the amount of $4,587 plus GST per month. On the first day of each month the $4,587 plus G.S.T. will be invoiced and will be immediately payable.

          6.    The Company hereby agrees to pay to NDH forthwith upon provision thereof, as remuneration for the "Corporate Services", the amount set out for such services in NDH's Schedule of Fees for Corporate Services, from time to time in force, at the time of the Company's request for such services.

          7.    The Company further agrees to reimburse to NDH, at the time of making payment for services hereunder, the out-of-pocket expenses incurred by NDH, its consultants, advisors, sub-agents and employees, in connection with the provision of any of the services outlined, PROVIDED ALWAYS that NDH will submit to the Company invoices detailing such out-of-pocket expenses.

GENERAL.

          8.    The Company represents and warrants to NDH that the Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and capacity to enter into this Agreement and to carry out its terms and the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action.

          9.    Any notices to be given by either party to the other shall be well and sufficiently given if delivered personally or if sent by double registered mail, postage prepaid, to the parties hereto at the respective addresses set out above, or to such other address or addresses as the parties hereto may notify to the other from time to time in writing. Such notice shall be deemed to have been given at the time of delivery, if delivered in person, or forty-eight (48) hours from the date of posting if mailed from Vancouver, British Columbia.

          10.    This Agreement may not be assigned by either party hereto without the written consent of the other.

          11.    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          12.    This Agreement is subject to its acceptance for filing on behalf of the Company by the Vancouver Stock Exchange.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

U.S. GEOTHERMAL INC.	NEW DAWNHOLDINGS LTD.,

Per:______________________________	Per:______________________________
Authorized Signatory:	Authorized Signatory: Paul A. Larkin

New Dawn Holdings Ltd.,
# 910 – 885 Dunsmuir Street, Vancouver, B.C., V6C 2T6, Canada
Tel: (604) 687-7767; Fax: (604) 688-9895

C O R P O R A T E S E R V I C E S

S C H E D U L E O F F E E S

          J A N U A R Y 2 0 0 4 :

	Hourly ($)	Daily ($)
Senior Officer: ....................	100.00	800.00

Administrative Officer: ……	40.00	360.00

Travel time charged at 50% of either the hourly or daily rate.

Operational or administrative expenses incurred by NDH on behalf of client will be charged at cost plus a 10% administrative fee.

The above fee schedule includes the following services not referenced in earlier versions of NDH’s Administrative Services Contract.

a)	Accounting Services, additional to preparation of the Company’s unaudited Financial Statements, required by the Board of Directors, Auditor or Chief Financial Officer.

b)	Coordination and assistance on preparation of the Company’s Annual Report, Annual General Meeting material, and Extraordinary General Meeting material, as required.

c)	Coordination, preparation and attendance at trade shows, or Investor Relations Conferences.

d)	Broker meetings and individual investor presentations.